SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-0001

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: December 1, 2000

AMERICAN EAGLE OUTFITTERS, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE	0-23760	13-2721761

(STATE OR OTHER	(COMMISSION FILE NO.)	(IRS EMPLOYER
JURISDICTION OF		IDENTIFICATION NUMBER)
INCORPORATION OR
ORGANIZATION)

150 Thorn Hill Drive
Warrendale, PA 15086-7528
(724)776-4857
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER
INCLUDING AREA CODE OF REGISTRANT'S
PRINCIPAL EXECUTIVE OFFICES)

Not Applicable
(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

On December 1, 2000, we issued a press release announcing the successful completion of the purchase of the Thrifys/Bluenotes, Braemar, and National Logistics Services divisions of Dylex Limited. With this acquisition, we will operate in Canada, through our Canadian subsidiaries, 116 Thriftys/Bluenotes stores and will commence the conversion of approximately 47 Braemar locations to American Eagle Outfitters stores.

Under the terms of the Purchase Agreement, dated as of October 4, 2000, previously filed as an exhibit to our Form 8-K filed on October 17, 2000, the total purchase price, as adjusted, was CDN $104.8 million in cash.

We financed the purchase price and related fees and expenses through cash from operations and from borrowings under a new Canadian bank credit facility entered into by one of our Canadian subsidiaries and which we guaranteed. We borrowed CDN $45 million on a seven year term basis and entered into an interest rate swap that fixes the effective interest rate at 7.37% per annum. The facility also provides for a CDN $7.5 million short term revolving working capital line for our Canadian operations.

The press release and Amending Agreement to the Purchase Agreement dated as of October 4, 2000 between Dylex Limited and American Eagle Outfitters Canada, Inc., Bluenotes, Limited, National Logistics Services, Inc., Retail Licensing Company and American Eagle Outfitters, Inc. are included as exhibits to this Form 8-K and are incorporated herein by this reference.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(A)	FINANCIAL STATEMENTS OF THE BUSINESS ACQUIRED.

To be filed by amendment within the period required by Item 7(a)(4) of Form 8-K.

(B)	PRO FORMA FINANCIAL STATEMENTS.

To be filed by amendment within the period required by Item 7(a)(4) of Form 8-K.

(C)	EXHIBITS.

Exhibit No.	Description

99(a)	Amending Agreement to the Purchase Agreement dated as of October 4, 2000 between Dylex Limited and American Eagle Outfitters Canada, Inc., Bluenotes, Limited, National Logistics Services, Inc., Retail Licensing Company and American Eagle Outfitters, Inc.

99(b)	Press Release, dated December 1, 2000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN EAGLE OUTFITTERS, INC.

Date: December 1, 2000	By: /s/ Dale E. Clifton

Dale E. Clifton
Vice President,Controller,and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description

99(a)	Amending Agreement to the Purchase Agreement dated as of October 4, 2000 between Dylex Limited and American Eagle Outfitters Canada, Inc., Bluenotes, Limited, National Logistics Services, Inc., Retail Licensing Company and American Eagle Outfitters, Inc.

99(b)	Press Release, dated December 1, 2000.